Exhibit 99.1

LB Pharmaceuticals Appoints Susan G. Kozauer, M.D. as

Chief Medical Officer

NEW YORK, September 15, 2026 (GLOBE NEWSWIRE) — LB Pharmaceuticals Inc (“LB Pharmaceuticals” or the “Company”) (Nasdaq: LBRX), a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain disorders, today announced the appointment of Susan G. Kozauer, M.D. as Chief Medical Officer.

Dr. Kozauer is a leader in neuropsychiatric drug development with more than two decades of development expertise spanning early-stage clinical studies through regulatory approval. She brings extensive experience across indications such as schizophrenia, mood disorders, and behavioral manifestations of neurodegenerative diseases. During her tenure at Intra-Cellular Therapies, Inc., Dr. Kozauer oversaw the clinical development of multiple compounds, including the U.S. and global late-stage development of CAPLYTA (lumateperone) in adult and pediatric indications.

“Susan is a highly accomplished physician-scientist and proven drug developer whose leadership has helped bring transformative therapies to patients across both psychotic and mood disorders,” said Heather Turner, Chief Executive Officer. “We are thrilled to welcome her to LB at a pivotal moment for the company. As we advance toward topline results from our Phase 3 NOVA-2 trial in schizophrenia in the first half of 2027, Susan’s deep clinical, regulatory, and development expertise will be instrumental in shaping our development strategy and furthering our ability to deliver innovative new medicines to patients with serious neuropsychiatric disorders.”

Dr. Kozauer most recently served as Senior Vice President, Head of Clinical Development at Centessa Pharmaceuticals, a wholly owned subsidiary of Eli Lilly and Company, where she led the clinical development and strategy for its orexin agonist portfolio. Prior to that, she was Vice President, Clinical Development at Intra-Cellular Therapies, Inc., a Johnson & Johnson Company, where her work with CAPLYTA in schizophrenia, bipolar disorder, major depressive disorder, and pediatric indications resulted in multiple FDA approvals. Earlier in her career, she held clinical development roles of increasing responsibility at Premier Research and IQVIA and was also a practicing psychiatrist with special interest in treatment resistant depression. Dr. Kozauer received a Bachelor of Arts degree from Cornell University and a Doctor of Medicine from George Washington University and completed her residency in psychiatry at Georgetown University Hospital.

“I am honored to join the LB Pharmaceuticals team to lead the clinical development of LB-102, an investigational medicine that I believe has great potential to help patients across some of the most underserved neuropsychiatric disorders,” said Susan G. Kozauer, Chief Medical Officer. “I look forward to leveraging my expertise and working with the team, as we prepare for the Phase 3 NOVA-2 readout and advance LB-102 across multiple indications.”

About LB Pharmaceuticals

LB Pharmaceuticals is a neuromedicines company dedicated to developing and commercializing high-impact therapies that address the multiple dimensions of underserved brain disorders. The Company is building a pipeline that leverages the broad therapeutic potential of its lead product candidate, LB-102, which the Company believes has the opportunity to be the first benzamide antipsychotic drug approved for neuropsychiatric disorders in the United States. LB-102, if approved, has the potential to become a mainstay of psychiatric practice by offering a balanced clinical activity and tolerability profile that provides a potentially attractive alternative to branded and generic therapeutics for the treatment of a broad range of neuropsychiatric diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the therapeutic benefits of LB-102; the design, objectives, initiation, timing, progress and results of clinical trials of LB-102, including the pivotal Phase 3 NOVA-2 trial; the continuing advancement of LB-102 and the Company’s portfolio. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: the Company’s limited operating history and historical losses; the Company’s ability to raise additional funding to complete the development and any commercialization of LB-102; the Company’s dependence on the success of its lead product candidate, LB-102; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidate; the early stages of clinical development of the Company’s lead product candidate, LB-102; any undesirable side effects or other properties of the Company’s product candidate; that the Company may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in the section titled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and its other documents to be subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media and Investor Contact:

Ellen Rose

erose@lbpharma.us